Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Gregory B. Hanson	Sean T. Geary
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners LP Reports First-Quarter 2025 Financial Results

Waltham, Mass., May 8, 2025 – Global Partners LP (NYSE: GLP) today reported financial results for the first quarter ended March 31, 2025.

CEO Commentary

“Global delivered solid first-quarter results, highlighting the strength of our integrated assets and the creativity of our team,” said Eric Slifka, President and CEO of Global Partners. “Our diversified portfolio of terminals, retail assets, and supply capabilities continues to demonstrate its value, particularly during periods of market volatility and regulatory uncertainty.”

“Our Wholesale segment performed well, driven by the successful integration of additional terminal assets, strong execution across the team, and a favorable market backdrop. Our Gasoline Distribution business also benefited from healthy fuel margins, further strengthening our performance.”

“At Global, the power of our scale, the resiliency of our integrated model, and the ingenuity of our people position us to not just weather disruption—but to find opportunity within it,” Slifka said. “We remain focused on delivering long-term growth through disciplined execution, operational excellence, and the strong foundation built over decades of partnership and service.”

First-Quarter 2025 Financial Highlights

Net income in the first quarter of 2025 was $18.7 million, or $0.36 per diluted common limited partner unit, compared with a net loss of $5.6 million, or $0.37 per common limited partner unit, in the same period of 2024.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $91.9 million in the first quarter of 2025 compared with $56.9 million in the same period of 2024.

Adjusted EBITDA was $91.1 million in the first quarter of 2025 versus $56.0 million in the same period of 2024.

Distributable cash flow (DCF) was $45.7 million in the first quarter of 2025 compared with $15.8 million in the same period of 2024.

Adjusted DCF was $46.4 million in the first quarter of 2025 compared with $16.0 million in the same period of 2024.

Gross profit in the first quarter of 2025 was $255.2 million compared with $215.1 million in the same period of 2024.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $288.6 million in the first quarter of 2025 compared with $244.1 million in the same period of 2024.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2025, and 2024.

GDSO segment product margin was $187.9 million in the first quarter of 2025 compared with $187.7 million in the same period of 2024. Product margin from gasoline distribution increased to $125.8 million from $121.6 million in the year-earlier period, primarily due to higher fuel margins (cents per gallon). Product margin from station operations decreased to $62.1 million from $66.1 million in the first quarter of 2024, due in part to the sales and conversions of certain company-operated sites and to a decrease in sundries.

Wholesale segment product margin was $93.6 million in the first quarter of 2025 compared with $49.4 million in the same period of 2024. Gasoline and gasoline blendstocks product margin was $57.1 million compared with $29.7 million in the same period of 2024, primarily due to more favorable market conditions, largely in gasoline, and to the addition of terminal assets acquired in 2024. Product margin from distillates and other oils was $36.5 million in the first quarter of 2025 compared with $19.7 million in the same period of 2024, primarily due to more favorable market conditions in distillates.

Commercial segment product margin was $7.1 million in the first quarter of 2025 compared with $7.0 million in the same period of 2024, in part due to more favorable market conditions.

Total sales were $4.6 billion in the first quarter of 2025 compared with $4.1 billion in the same period of 2024. Wholesale segment sales were $3.2 billion in the first quarter of 2025 compared with $2.6 billion in the same period of 2024. GDSO segment sales were $1.1 billion in the first quarter of 2025 versus $1.2 billion in the same period of 2024. Commercial segment sales were $275.1 million in the first quarter of 2025 compared with $278.6 million in the same period of 2024.

Total volume was 1.9 billion gallons in the first quarter of 2025 compared with 1.6 billion gallons in the same period of 2024. Wholesale segment volume was 1.4 billion gallons in the first quarter of 2025 compared with 1.1 billion gallons in the same period of 2024. GDSO volume was 357.6 million gallons in the first quarter of 2025 compared with 364.3 million gallons in the same period of 2024. Commercial segment volume was 124.8 million gallons in the first quarter of 2025 compared with 120.7 million gallons in the same period of 2024.

2

Recent Developments

•	Global announced a cash distribution of $0.7450 per unit ($2.98 per unit on an annualized basis) on all of its outstanding common units from January 1, 2025 through March 31, 2025. The distribution will be paid on May 15, 2025 to unitholders of record as of the close of business on May 9, 2025.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2025 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners LP has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. The company operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, Global Partners distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, the company owns, operates and/or supplies approximately 1,700 retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at its unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global Partners, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

3

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global’s proportionate share of EBITDA related to its joint ventures accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

4

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global’s success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global’s ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global’s proportionate share of distributable cash flow related to its joint ventures accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

5

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

6

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Sales	$4,592,197	$4,145,392
Cost of sales	4,336,956	3,930,257
Gross profit	255,241	215,135

Costs and operating expenses:
Selling, general and administrative expenses	73,717	69,781
Operating expenses	126,715	120,150
Amortization expense	1,412	1,869
Net gain on sale and disposition of assets	(2,490)	(2,501)
Total costs and operating expenses	199,354	189,299

Operating income	55,887	25,836

Other income (loss) and (expense):
Income (loss) from equity method investments	66	(1,379)
Interest expense	(36,039)	(29,696)

Income (loss) before income tax expense	19,914	(5,239)

Income tax expense	(1,230)	(363)

Net income (loss)	18,684	(5,602)

Less: General partner's interest in net income (loss), including incentive distribution rights	4,412	3,136
Less: Preferred limited partner interest in net income	1,781	3,916

Net income (loss) attributable to common limited partners	$12,491	$(12,654)

Basic net income (loss) per common limited partner unit (1)	$0.37	$(0.37)

Diluted net income (loss) per common limited partner unit (1)	$0.36	$(0.37)

Basic weighted average common limited partner units outstanding	33,887	33,963

Diluted weighted average common limited partner units outstanding	34,299	33,963

(1)   Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses.  Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest.  Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$7,478	$8,208
Accounts receivable, net	577,514	472,591
Accounts receivable - affiliates	5,334	6,250
Inventories	517,432	594,072
Brokerage margin deposits	18,428	20,135
Derivative assets	15,895	13,710
Prepaid expenses and other current assets	101,186	92,414
Total current assets	1,243,267	1,207,380

Property and equipment, net	1,688,899	1,706,605
Right of use assets, net	299,203	302,199
Intangible assets, net	17,271	18,683
Goodwill	421,913	421,913
Equity method investments	106,793	92,709
Other assets	41,219	38,709

Total assets	$3,818,565	$3,788,198

Liabilities and partners' equity
Current liabilities:
Accounts payable	$520,405	$509,975
Working capital revolving credit facility - current portion	254,700	129,500
Lease liability - current portion	56,191	56,780
Environmental liabilities - current portion	7,704	7,704
Trustee taxes payable	74,636	66,753
Accrued expenses and other current liabilities	145,621	223,304
Derivative liabilities	7,517	6,105
Total current liabilities	1,066,774	1,000,121

Working capital revolving credit facility - less current portion	100,000	100,000
Revolving credit facility	167,000	167,000
Senior notes	1,187,421	1,186,723
Lease liability - less current portion	249,069	251,745
Environmental liabilities - less current portion	90,495	91,367
Financing obligations	133,353	134,475
Deferred tax liabilities	60,872	63,548
Other long-term liabilities	68,085	76,606
Total liabilities	3,123,069	3,071,585

Partners' equity	695,496	716,613

Total liabilities and partners' equity	$3,818,565	$3,788,198

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$57,169	$29,761
Distillates and other oils	36,471	19,659
Total	93,640	49,420
Gasoline Distribution and Station Operations segment:
Gasoline distribution	125,751	121,630
Station operations	62,112	66,087
Total	187,863	187,717
Commercial segment	7,145	6,968
Combined product margin	288,648	244,105
Depreciation allocated to cost of sales	(33,407)	(28,970)
Gross profit	$255,241	$215,135

Reconciliation of net income (loss) to EBITDA and adjusted EBITDA:
Net income (loss)	$18,684	$(5,602)
Depreciation and amortization	35,905	32,486
Interest expense	36,039	29,696
Income tax expense	1,230	363
EBITDA	91,858	56,943
Net gain on sale and disposition of assets	(2,490)	(2,501)
(Income) loss from equity method investments (1)	(66)	1,379
EBITDA related to equity method investment (2)	1,837	187
Adjusted EBITDA	$91,139	$56,008

Reconciliation of net cash used in operating activities to EBITDA and adjusted EBITDA:
Net cash used in operating activities	$(51,590)	$(182,702)
Net changes in operating assets and liabilities and certain non-cash items	106,179	209,586
Interest expense	36,039	29,696
Income tax expense	1,230	363
EBITDA	91,858	56,943
Net gain on sale and disposition of assets	(2,490)	(2,501)
(Income) loss from equity method investments (1)	(66)	1,379
EBITDA related to equity method investment (2)	1,837	187
Adjusted EBITDA	$91,139	$56,008

Reconciliation of net income (loss) to distributable cash flow and adjusted distributable cash flow:
Net income (loss)	$18,684	$(5,602)
Depreciation and amortization	35,905	32,486
Amortization of deferred financing fees	1,873	1,831
Amortization of routine bank refinancing fees	(1,193)	(1,193)
Maintenance capital expenditures	(9,580)	(11,737)
Distributable cash flow (3)(4)	45,689	15,785
(Income) loss from equity method investments (1)	(66)	1,379
Distributable cash flow from equity method investment (2)	797	(1,143)
Adjusted distributable cash flow	46,420	16,021
Distributions to preferred unitholders (5)	(1,781)	(3,916)
Adjusted distributable cash flow after distributions to preferred unitholders	$44,639	$12,105

Reconciliation of net cash used in operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash used in operating activities	$(51,590)	$(182,702)
Net changes in operating assets and liabilities and certain non-cash items	106,179	209,586
Amortization of deferred financing fees	1,873	1,831
Amortization of routine bank refinancing fees	(1,193)	(1,193)
Maintenance capital expenditures	(9,580)	(11,737)
Distributable cash flow (3)(4)	45,689	15,785
(Income) loss from equity method investments (1)	(66)	1,379
Distributable cash flow from equity method investment (2)	797	(1,143)
Adjusted distributable cash flow	46,420	16,021
Distributions to preferred unitholders (5)	(1,781)	(3,916)
Adjusted distributable cash flow after distributions to preferred unitholders	$44,639	$12,105

(1)  Represents the Partnership's proportionate share of income (loss) related to the Partnership's interests in its equity method investments.

(2)  Represents the Partnership's proportionate share of EBITDA and distributable cash flow, as applicable, related to the Partnership's 49.99% interest in its Spring Valley Partners Retail LLC joint venture.

(3)  As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(4)  Distributable cash flow includes a net gain on sale and disposition of assets $2.5 million for each of the three months ended March 31, 2025 and 2024.  Distributable cash flow also includes income (loss) from equity method investments of $0.1 million and ($1.4 million) for the three months ended March 31, 2025 and 2024, respectively.

(5)  Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.  On April 15, 2024, all of the Partnership's Series A preferred units were redeemed and are no longer outstanding.